Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126867) pertaining to the MPC Corporation 2001 Equity Incentive Plan and the MPC Corporation 2004 Equity Incentive Plan, Registration Statement (333-128846) of MPC Corporation on Form S-3, and Registration Statement (No. 333-138529) of MPC Corporation on Amendment No. 4 to Form S-3 of our report dated December 20, 2007 with respect to the consolidated financial statements of MPC Corporation included in the Annual Report on Form 10-KSB/A for the year ended December 31, 2006.

/s/ Ehrhardt Keefe Steiner & HottmanPC

Ehrhardt Keefe Steiner & Hottman PC

December 20, 2007

Denver, Colorado